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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 3, 2001, with respect to the financial statements of ntl (CWC Holdings) as of December 31, 2000 and for the seven months then ended, included in NTL Communications Corp.'s Current Report on Form 8-K/A dated May 4, 2001 filed with the Securities and Exchange Commission, and incorporated by reference in the Registration Statement (Form S-3 No. 333-65742) and related Prospectus of NTL Communications Corp. for the registration of $1,150,000,000 of their 6 3/4% Convertible Senior Notes due 2008, and NTL Incorporated for the registration of shares of NTL Incorporated common stock.



London, England
August 15, 2001                                               /s/ ERNST & YOUNG